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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 10-C
              REPORT BY ISSUER OF SECURITIES QUOTED ON THE NASDAQ
                                NATIONAL MARKET
                 FILED PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 AND RULE 13a-17
                             OR 15d-17 THEREUNDER

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                                CERADYNE, INC.
                (Exact name of issuer as specified in charter)

                             3169 RED HILL AVENUE
                         COSTA MESA, CALIFORNIA 92626
                   (Address of principal executive offices)

                                (714) 549-0421
                Issuer's telephone number, including area code

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                   I. CHANGE IN NUMBER OF SHARES OUTSTANDING

1. Title of Security................................Common Stock, $.01 par value

2. Number of shares outstanding before the change......................6,323,724

3. Number of shares outstanding after the change.......................7,523,724

4. Effective date of change.....................................November 2, 1995

5. Method of change...........Issuance of new shares of stock in public offering

     Give brief description of transaction:

             Ceradyne, Inc. issued 1,200,000 shares of its Common Stock, $.01 par value, in an underwritten public offering. The registration statement on Form S-1 pursuant to which the shares were registered was declared effective on October 30, 1995.

                                            CERADYNE, INC.


Date: November 2, 1995                      By: /s/ JAMES F. GARDNER
                                               ---------------------------------
                                                    James F. Gardner
                                            Its     Vice President and Chief
                                                    Financial Officer




CORP: 58943_1[451]A3511.00053